Ex. 99.28.j

To the Board of Trustees and

Shareholders of

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report dated March 1, 2018 on the statement of audited financial reports of the State Funds – Enhanced Ultra Short Duration Mutual Fund (the "Fund"), a series of State Funds, as of December 31, 2017 and to all references to our firm included in or made part of this Post-Effective Amendment No. 1 under the Securities Act of 1933 and Post-Effective Amendment No. 1 under the Investment Company Act of 1940 to the Fund’s Registration Statement (File Nos. 333-212580 and 811-23173) on Form N-1A.

BrookWeiner L.L.C.

Chicago, Illinois

March 1, 2018